Exhibit 4.7

Polys Hajioannou
c/o Safety Management Overseas S.A.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece

February 25, 2014

Safe Bulkers, Inc.
c/o Safety Management Overseas S.A.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece

Re: Amendment No. 2 to Restrictive Covenant Agreement

To Whom It May Concern:

Reference is hereby made to the attached Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), dated as of May 29, 2008, as amended thereafter, by and among Safe Bulkers, Inc., a Marshall Islands corporation (the “Company”), Polys Hajioannou (“P. Hajioannou”), Vorini Holdings, Inc., a Marshall Islands Corporation, SafeFixing Corp., a Liberian Corporation and Machairiotissa Holdings Inc., a Marshall Islands Corporation.

1.	In accordance with Section 8.1 of the Restrictive Covenant Agreement, the Company and P. Hajioannou hereby amend the Restrictive Covenant Agreement by extending the list of Section 3.2 thereto by adding a new clause (e) which shall read in its entirety as follows:

“with respect to a maximum of four (4) Drybulk Vessels on the water at any one time and with respect to contracts with shipyards for newbuild DryBulk Vessels to be, directly or indirectly, owned, operated or financed by P. Hajioannou as part of his estate planning for the benefit of one or more of his children, provided that, in the same manner contemplated with respect to a Permitted Acquisition, (i) prior to the acquisition of any such Drybulk Vessels or entry into any such newbuilding contracts, such Drybulk Vessels or such newbuilding contracts (A) have been first offered to the Company and refused by the majority of the Independent Directors and (B) have been acquired or invested in on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to the acquiror than those offered to the Company; and (ii) such DryBulk Vessels or such newbuilding contracts shall be subject to the Permitted Acquisition First Offer Right, and P. Hajioannou shall cause any of his children who owns or controls such a Drybulk Vessels or who are party to such newbuilding contractsto comply with such Permitted Acquisition

First Offer Right. For the purpose of this Section 3.2(e) it is understood and agreed that (i) the transfer of control of any such DryBulk Vessel or assignment or other transfer of such a newbuilding contract from P. Hajioannou to any of his children shall not trigger a Permitted Acquisition First Offer Right and (ii) commercial management for such Drybulk Vessels may be performed by the Manager or any other person.”

2.	Except as expressly amended or modified by this letter agreement, the Restrictive Covenant Agreement shall continue and remain in full force and effect in accordance with its terms.

3.	This letter agreement shall be governed by, and construed in accordance with, the laws of England.

4.	(a)	Any dispute arising out of or in connection with this letter agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Section 4. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

	(b)	The reference shall be to three arbitrators. If a party wishes to refer a dispute to arbitration, that party shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

5.	This letter agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

6.	This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, all of which taken together shall constitute one and the same instrument.

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If the foregoing is acceptable to you, please sign and return a copy of this letter, whereupon it will constitute a binding amendment to the Restrictive Covenant Agreement.

Very truly yours,

POLYS HAJIOANNOU

By:	/s/ Polys Hajioannou
Name: Polys Hajioannou

Accepted and agreed to as of the date first written above by:

SAFE BULKERS, INC.

By:	/s/ Loukas Barmparis

Name: Loukas Barmparis

Title: President

[Signature Page - Amendment to Restrictive Covenant Agreement]